Exhibit 24

January 4, 2010

Securities & Exchange Commission
Filer Support Branch
100 F Street, NE
Washington, D.C. 20549-0609

Dear Sir/Madam:

I, Deborah Hayward, hereby authorize Ms. Linda Clements and/or Messrs. Casey Eichler and/or Clarence Granger of Ultra Clean Holdings, Inc. to submit Section 16 forms, including Forms 3, 4 and 5, and any amendments on my behalf and to act as agent for purposes of the filing of said forms.

Thank you for your assistance in this matter.

Best regards,

/s/ Deborah Hayward

Deborah Hayward